Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

April 22, 2022

Aravive, Inc.

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Re:	Aravive, Inc. Registration Statement on Form S-8

Dear Sir/Madam:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Aravive, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to an aggregate of 1,053,687 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), that may be issued pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”) and the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the 1,053,687 Shares, when sold and issued in accordance with the provisions of the 2019 Equity Incentive Plan and the 2014 ESPP, respectively, and the Registration Statement and the related prospectuses, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2.

This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm as your counsel in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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